MGT Capital Names Stephen Schaeffer Chief Operating Officer

DURHAM, NC, July 17, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today the appointment of Stephen Schaeffer as Chief Operating Officer of MGT. Mr. Schaeffer has served as President of the Company’s Crypto-Capital Strategies division since August 2017. In this role, Mr. Schaeffer has led the Company’s crypto team domestically as well as the expanded operation in Sweden. Mr. Schaeffer has an extensive background in building and operating large scale crypto mining centers since 2012. In addition, he has strong relationships with some of the largest hardware manufacturers as well as many of the most influential individuals in the Bitcoin industry.

In his new role as COO, Mr. Schaeffer will continue to head Bitcoin mining operations, providing MGT with higher visibility as he focuses on development of expansion opportunities and new investment partnerships. His earlier business experience includes over 20 years on Wall Street as an equities trader and an adviser to small to mid-sized public companies.

Robert Ladd, Chief Executive Officer of MGT commented, “We are very pleased to recognize Steve’s accomplishments with the Company and are confident as he assumes his new responsibilities.”

Mr. Schaeffer stated, “I am extremely excited and honored to work with our team at MGT as we strategize and execute on our growth plans in the crypto mining arena.”

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT owns and operates approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954